Contact:         Neenah, Inc.
         Bill McCarthy
         Vice President-Investor Relations
         678-518-3278

Neenah Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 20, 2021

ALPHARETTA, GA. May 3, 2021 - Neenah, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.47 per share on the Company's common stock. The dividend will be payable on June 2, 2021 to shareholders of record as of close of business on May 14, 2021.

In addition, the Company announced that its 2021 Annual Meeting of Stockholders of Neenah, Inc. will be held virtually via live webcast on Thursday, May 20, 2021 at 3:00 PM (EDT). Common stockholders of record as of the close of business on March 26, 2021 can attend the virtual meeting via the internet and access the live audio webcast at www.virtualshareholdermeeting.com/NP2021 and will need to enter the 16-digit control number found on their proxy card. If shares were not voted in advance, stockholders will be able to vote their shares electronically and submit questions during the virtual meeting. The web site will be live on May 3, although voting and other functionality will not be available until the time of the meeting.

Whether or not you plan to attend the virtual meeting, all stockholders are encouraged to vote in advance by using one of the methods described in our proxy materials. Information can also be found under the Investor Relations section on our web site, www.neenah.com.

About Neenah

Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities across North America, Europe, and Asia, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, GA. We are focused on growing in filtration media, specialty coatings, custom-engineered materials, and premium packaging. Our materials are found in a variety of products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.